Exhibit 99.1

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of March 1, 2022 by and between Garnet Faith Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Merger Sub”), and 51job, Inc., an exempted company with limited liability incorporated under the Law of the Cayman Islands and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Company”).

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of June 21, 2021 (the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as set forth below;

WHEREAS, Section 9.10 of the Agreement provides that the Agreement may be amended by Merger Sub and the Company at any time prior to the Effective Time by action taken (a) with respect to Merger Sub, by or on behalf of its board of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee);

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares and Continuing Shares), and declared it advisable, for the Company to enter into this Amendment, (ii) authorized and approved the execution, delivery and performance of this Amendment by the Company and the consummation of the transactions contemplated under the Agreement, as amended by this Amendment, and (iii) resolved to recommend the authorization and approval of the Agreement, as amended by this Amendment, by the shareholders of the Company; and

WHEREAS, the board of directors of Merger Sub has (i) approved the execution, delivery and performance of this Amendment by Merger Sub, and (ii) declared it advisable for Merger Sub to enter into this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Merger Sub and the Company agree as follows:

1.            Definitions.

Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement.

2.            Amendments to the Agreement.

2.1            Updated Plan of Merger. Notwithstanding Section 1.03 of the Agreement, subject to the provisions of the Agreement as amended by this Amendment, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Updated Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Updated Plan of Merger and other documents required under the CICA to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA. Effective from the date of this Amendment, each reference to the Plan of Merger in the Agreement shall be construed to refer to the Updated Plan of Merger.

2.2            Amendment to Section 2.01. The reference to “US$79.05” in Section 2.01(a) of the Agreement is hereby amended to “US$61.00”. The reference to “US$79.05” in Section 2.01(b) of the Agreement is hereby amended to “US$61.00”.

2.3            Amended Financing Documents. Merger Sub has delivered to the Company true and complete copies of (i) (A) the facilities agreement, dated October 21, 2021, among Merger Sub as borrower, the lenders named therein, China Merchants Bank Co., Ltd. Shanghai Branch as facility agent and security agent, and other parties thereto (the “Original Facilities Agreement”) and (B) the amendment agreement in respect of the Original Facilities Agreement dated March 1, 2022 (the “Amendment Agreement” and the Original Facilities Agreement as amended by the Amendment Agreement, the “Facilities Agreement” (as the same may be amended or modified from time to time in accordance with Section 6.07 of the Agreement) (which may be redacted with respect to any provisions that would not affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing)), pursuant to which the lenders named therein shall provide or cause to be provided the Debt Financing in connection with the Transactions, and (ii) the amended and restated equity commitment letters, dated as of the date of this Amendment, executed by the Sponsors or their respective Affiliates (the “Amended Equity Commitment Letters” and, together with the Facilities Agreement and/or, if applicable the Alternative Financing Documents, the “Amended Financing Documents”), pursuant to which each of the Sponsors or their respective Affiliates named therein has committed to provide the Equity Financing for the Transactions. Effective from the date of this Amendment, each reference to the Financing Documents in the Agreement shall be construed to refer to the Amended Financing Documents. The representations and warranties set forth in Section 4.05 of the Agreement shall be deemed to be given by Merger Sub to the Company solely with respect to the Amended Financing Documents as of the date of this Amendment.

2.4            Amended Merger Sub Group Contracts. Merger Sub has delivered to the Company a true and complete copy of the amendment or the amended and restated version of each of: (i) the Equity Commitment Letters, (ii) the Guarantees, (iii) the Recruit Support Agreement, and (iv) the Interim Investors Agreement (each, a “Relevant Merger Sub Group Contract”), dated as of the date of this Amendment (each such amendment, a “Merger Sub Group Contract Amendment”, and each such amendment and restatement, an “Amended Merger Sub Group Contract”). Pursuant to Section 6.16 of the Agreement, the Company hereby consents to the amendment or to the amendment and restatement (as applicable) of each Relevant Merger Sub Group Contract by the corresponding Merger Sub Group Contract Amendment or Amended Merger Sub Group Contract (as applicable). Effective from the date of this Amendment, each reference to a Merger Sub Group Contract or the Merger Sub Group Contracts in the Agreement shall be construed to refer to the Merger Sub Group Contract or the Merger Sub Group Contracts as amended by the corresponding Merger Sub Group Contract Amendment and/or as amended and restated by the Amended Merger Sub Group Contracts (as applicable). The representations and warranties set forth in Section 4.12 of the Agreement shall be deemed to be given by Merger Sub to the Company solely with respect to the Merger Sub Group Contract Amendments and the Amended Merger Sub Group Contracts as of the date of this Amendment.

2.5        Representations and Warranties of Merger Sub. Effective from the date of this Amendment, each reference to the representations and warranties of Merger Sub in Sections 6, 7, 8 and 9 of the Agreement shall be construed to refer to the representations and warranties of Merger Sub (including Sections 4.05 and 4.12 of the Agreement), as amended and supplemented by this Amendment as of the date of this Amendment.

2.6        Amendment to Section 6.04. Effective from the date of this Amendment, (a) each reference to “the date of this Agreement” in Section 6.04(a) of the Agreement shall be amended to “the date of Amendment No.1”, and (b) the definition of “Go-Shop Period End Date” in Section 6.04(a) shall be amended and restated in its entirety to read “the date which is fifteen (15) days after the date of Amendment No.1.”

2.7           Amendment to Section 6.08(a). Section 6.08 (a) of the Agreement shall be amended and restated in its entirety to read as follows:

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and their respective Representatives shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith, (ii) (A) notify the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with any filings or submissions or otherwise relating to the consummation of the Transactions, (B) obtain consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with any filings or submissions, provided to the extent the relevant filing or submission was expressly requested by a Governmental Authority, no consent from the other parties shall be required and the party making such filing or submission shall provide the other parties with a reasonable period of time to review and comment on such filing and submission and shall consider in good faith all additions, deletions or changes reasonably proposed by the other parties in good faith, (C) permit the other parties to review in advance, and consult with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (D) give the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry; and (iii) cooperate with the other parties hereto and, subject to Section 6.08(c) use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as reasonably practicable, including taking any and all steps necessary to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions and employing such resources as are necessary to obtain the Requisite Regulatory Approvals.

2.8           Amendment to Section 8.02. The reference to “March 21, 2022” in Section 8.02(a) of the Agreement is hereby amended to “August 31, 2022”.

2.9           Amendment to 8.03(a). Section 8.03 (a) of the Agreement shall be amended and restated in its entirety to read as follows:

(a) a breach of any representation, warranty, agreement or covenant of Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Merger Sub within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date), which breach for the avoidance of doubt, includes the failure of Merger Sub or any Consortium Member to timely consent to the filing of the Schedule 13E-3; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representation, warranty, agreement or covenant of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02;

2.10          Amendment to 8.04(a). Section 8.04 (a) of the Agreement shall be amended and restated in its entirety to read as follows:

(a) a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.02 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) days following receipt of written notice of such breach from Merger Sub (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date), which breach for the avoidance of doubt, includes the failure of the Company to timely file the Schedule 13E-3; provided that Merger Sub shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if Merger Sub is then in breach of any representation, warranty or covenant of Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03; or

2.11          Amendment to Section 8.06. The reference to “US$80,000,000” in Section 8.06(a) of the Agreement is hereby amended to “US$70,000,000”. The reference to “US$160,000,000” in Section 8.06(b) of the Agreement is hereby amended to “US$140,000,000.

2.12          Amendment to Section 9.03(a).

2.12.1            The following shall be added to Section 9.03(a) of the Agreement:

“Amendment No.1” means Amendment No. 1 to Agreement and Plan of Merger entered into as of March 1, 2022 by and between Merger Sub and the Company.

2.12.2            The definition of “Vested Company Option” shall be amended and restated in its entirety to read as follows:

“Vested Company Option” means (a) each of the Company Options granted to the individuals listed in Section 2.02 of Company Disclosure Schedule, whether vested or unvested, that is outstanding immediately prior to the Effective Time and (b) any Company Option (other than the Company Options listed in Schedule 1 to Amendment No.1) that has become vested on or prior to September 30, 2021 and remains outstanding at the Effective Time in accordance with the terms of such Company Option.

2.13          Addition of Section 9.13. The following shall be added as Section 9.13 of the Agreement:

Section 9.13      Actions of Consortium Members.

In furtherance of and without limiting the generality of Merger Sub’s obligations provided herein (including Section 6.01 and Section 6.08), Merger Sub’s obligations provided in the Agreement shall include procuring each of the Consortium Members to provide necessary assistance and cooperation in connection with respective obligations of Merger Sub, including without limitation (i) in connection with Merger Sub’s obligations under Section 6.01 (a), procuring each of the Consortium Members to promptly consent to the filing of the Schedule 13E-3 and provide other reasonable assistance and cooperation to the filing of the Proxy Statement and the Schedule 13E-3 and the resolution of comments from the SEC; and (ii) in connection with Merger Sub’s obligations under Section 6.08, procuring each of the Consortium Members to use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as reasonably practical. In furtherance of and without limiting the foregoing, the failure of any Consortium Member to provide such assistance and cooperation or act in good faith to comply with this Agreement and consummate the Transactions shall be deemed as the failure of Merger Sub to fulfil the respective obligation or act in good faith to comply with this Agreement and consummate the Transactions for the purpose of this Agreement (including Section 7.04 and Section 8.02).

3.            Miscellaneous

3.1           No Further Amendment.

The parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 2 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Agreement.

3.2            Representations and Warranties of the Company.

The Company hereby represents and warrants to Merger Sub that:

3.2.1          The Company has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by the Company of this Amendment have been duly and validly authorized by the Company Board and the Special Committee and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment.

3.2.2          This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.3            Representations and Warranties of Merger Sub.

Merger Sub hereby represents and warrants to the Company that:

3.3.1          Merger Sub has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Amendment.

3.3.2            This Amendment has been duly and validly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.4            References.

Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing and except as otherwise provided in this Amendment with respect to Section 6.04 of the Agreement, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to June 21, 2021 and references to the date of this Amendment and “as of the date of this Amendment” shall refer to March 1, 2022.

3.5          Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby and any amendment to the Transactions shall be deemed a reference to the Transactions as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

3.6            Other Miscellaneous Terms.

The provisions of Article 9 (General Provisions) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

51JOB, INC.

By:	/s/ Eric He
Name: Eric He
Title: Director

[Signature Page to Amendment to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

GARNET FAITH LIMITED

By:	/s/ Julian Juul Wolhardt
Name: Julian Juul Wolhardt
Title: Director

[Signature Page to Amendment to Agreement and Plan of Merger]

ANNEX A

PLAN OF MERGER

THIS PLAN OF MERGER is made on [•], 2022.

BETWEEN

(1)           Garnet Faith Limited, an exempted company incorporated under the laws of the Cayman Islands on December 4, 2020, with its registered office situated at the offices of Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman, KY1-9005, Cayman Islands (“Merger Sub”); and

(2)           51job, Inc., an exempted company incorporated under the laws of the Cayman Islands on March 24, 2000, with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)           Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger dated as of June 21, 2021, as amended by that certain Amendment No.1 to Agreement and Plan of Merger dated as of March 1, 2022 (the “Agreement”) between Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (2021 Revision) of the Cayman Islands (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.

(b)            This Plan of Merger is made in accordance with section 233 of the Companies Act.

(c)            Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.            The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.            The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall be “51job, Inc.”.

REGISTERED OFFICE

3.            The registered office of the Company at the date of this Plan of Merger is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of Merger Sub at the date of this Plan of Merger is at the offices of Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman KY1-9005, Cayman Islands. Following the effectiveness of the Merger, the Surviving Company shall have its registered office at [Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands].

AUTHORISED AND ISSUED SHARE CAPITAL

4.           Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$[50,000] divided into [500,000,000] common shares of US$[0.0001] par value per share (“Merger Sub Shares), of which [•] Merger Sub Shares have been issued.

5.           Immediately prior to the Effective Date the authorized share capital of the Company was US$50,000 divided into 500,000,000 common shares (“Shares”) of a nominal or par value of US$0.0001 per share, of which [75,519,740] Shares have been issued and fully paid.

6.            On the Effective Date, the authorized share capital of the Surviving Company shall be US$[50,000] divided into [500,000,000] common shares of US$[0.0001] par value per share (“Surviving Company Shares”).

7.            On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a)            Each Share issued and outstanding immediately prior to the Effective Date (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being US$61.00 per Share.

(b)           Each ADS representing one (1) Share issued and outstanding immediately prior to the Effective Date (other than ADSs representing Excluded Shares and Continuing Shares) together with the Share represented by such ADS shall be cancelled and cease to exist in exchange for the right to receive the Per ADS Merger Consideration, being US$61.00 per ADS.

(c)            Each of the Excluded Shares issued and outstanding immediately prior to the Effective Date shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(d)            Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Date shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.

(e)            Each Continuing Share issued and outstanding immediately prior to the Effective Date shall not be cancelled and shall remain outstanding and continue to exist without interruption as one (1) validly issued, fully paid and non-assessable Surviving Company Share.

(f)            Each Merger Sub Share issued and outstanding immediately prior to the Effective Date shall be converted into and become one (1) validly issued, fully paid and non-assessable Surviving Company Share. The Surviving Company Shares contemplated by Section 7(e) and this Section 7(f) shall constitute the only issued and outstanding share capital of the Surviving Company on the Effective Date, which shall be reflected in the register of members of the Surviving Company.

8.            On the Effective Date, the rights and restrictions attaching to Surviving Company Shares are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9.            The Merger shall take effect on [•] (the “Effective Date”).

PROPERTY

10.          On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.          The memorandum of association and articles of association of the Company shall be amended and restated by their deletion in their entirety and substitution in their place of the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.          There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.          The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[•]	[•]

SECURED CREDITORS

14.           (a)            The names and addresses of the creditor(s) and the nature of secured interest held of Merger Sub are as follows:

NAME	ADDRESS	Nature of Secured Interest

[•]	[•]	Fixed and floating charge over the [Debt Service Reserve Account] pursuant to (and as defined in) an account charge dated [date] between Merger Sub as chargor and [name of Security Agent] as security agent on behalf of certain lenders (the “Security Agreement”)

Merger Sub has obtained the consent to the Merger of each secured creditor which is a beneficiary of the security interests created under the Security Agreement, pursuant to section 233(8) of the Companies Act. Save for the above, Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)            the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.            This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.

AMENDMENTS

16.            At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with section 235(1) of the Companies Act, including to effect any changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

APPROVAL AND AUTHORIZATION

17.          This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.

18.            This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Act.

COUNTERPARTS

19.            This Plan of Merger may be executed and delivered (including by email of PDF or scanned versions or by facsimile transmission) in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

20.            This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

For and on behalf of Garnet Faith Limited:

[Name]
Director

For and on behalf of 51job, Inc.:

[Name]
Director